Exhibit 99.1

Galectin Therapeutics Reports Financial Results for the Quarter Ended June 30, 2023 and Provides Business Update

NORCROSS, Georgia, August 14, 2023 (GLOBE NEWSWIRE) – Galectin Therapeutics, Inc. (NASDAQ: GALT), the leading developer of therapeutics that target galectin proteins, today reported financial results and provided a business update for the three months ended June 30, 2023. These results are included in the Company's Quarterly Report on Form 10-Q, which has been filed with the U.S. Securities and Exchange Commission and is available at www.sec.gov.

Joel Lewis, Chief Executive Officer and President of Galectin Therapeutics, said:
“We are increasingly optimistic as we oversee and manage our adaptively designed Phase 2b/3 NAVIGATE trial for the prevention of esophageal varices in patients with NASH cirrhosis, which completed randomization of 357 patients in February 2023.  To help manage NAVIGATE and prepare for the interim analysis from the phase 2b portion, which is expected in the fourth quarter of 2024, we have added several key staff members over the past few months in the areas of biostatistics, quality assurance and clinical operations.   The Company’s results will be the first, and as of now, the only data generated from a late-stage trial focusing on compensated cirrhosis caused by NASH that has progressed to portal hypertension.  Currently, this patient population has no curative option, other than a liver transplantation.

Additionally, we are continuing to evaluate options and develop plans for a potential Phase 2 clinical trial of belapectin in combination with Keytruda© in patients with advanced head and neck cancers.  Our team is fully committed to maximizing the value of our company for the stockholders by advancing our programs for patients.”

Dr. Pol Boudes, Chief Medical Officer stated: “Compared to pre-cirrhotic NASH stages, cirrhosis of the liver is characterized by a distinct pathophysiology, with activated macrophages, the target of belapectin, playing a central role in the progression of the disease to portal hypertension and, ultimately, liver failure. We are pleased by the continued apparent safety and tolerance profile of belapectin in the NAVIGATE patient population, and we remain encouraged that the NAVIGATE results can one day bring a therapy to patients with NASH cirrhosis that currently can only contemplate liver transplantation as a therapeutic option.”

Financial Results

For the three months ended June 30, 2023, the Company reported a net loss applicable to common stockholders of $9.2 million, or ($0.15) per share, compared to a net loss applicable to common stockholders of $9.7 million, or ($0.16) per share for the three months ended June 30, 2022. The decrease is largely due to a decrease in 2023 research and development expenses related to the timing of certain costs related to the Company’s NAVIGATE trial.

Research and development expenses for the three months ended June 30, 2023, were $7.4 million compared with $8.1 million for the three months ended June 30, 2022. The decrease was primarily due to timing of certain costs related to our NAVIGATE clinical trial and other supportive activities. General and administrative expenses for the three months ended June 30, 2023, were $1.6 million, compared to $1.6 million for the three months ended June 30, 2022.

As of June 30, 2023, the Company had $18.0 million of cash and cash equivalents.  Additionally, the Company has $30 million remaining available under a $60 million line of credit provided by its chairman to fund operations. The Company believes it has sufficient cash to fund currently planned operations and research and development activities through at least December 31, 2024.

The Company expects that it will require more cash to fund operations after December 31, 2024, and believes it will be able to obtain additional financing as needed.  However, there can be no assurance that we will be successful in obtaining such new financing or, if available, that such financing will be on terms favorable to us.

About Belapectin

Belapectin is a complex carbohydrate drug that targets galectin-3, a critical protein in the pathogenesis of NASH when it has progressed to the liver cirrhosis stage as well as advanced cancers. Galectin-3 is produced by activated macrophages, a key inflammatory cell, and plays a major role in diseases that involve scarring of organs, including fibrotic disorders of the liver, lung, kidney, heart, as well as in the cancerous tumor microenvironment. Belapectin binds to galectin-3 and disrupts its function. Belapectin, because of its unique structure, is also captured by activated macrophages and exerts its activity directly at the source of galectin-3 production. Preclinical data in animals have shown that belapectin has robust treatment effects in reversing liver fibrosis associated with liver cirrhosis, a disease that is characterized by an invasion of activated macrophages into the liver parenchyma. A Phase 2 study showed belapectin may prevent the development of esophageal varices in NASH cirrhosis, and these results provide the basis for the conduct of the NAVIGATE trial. The NAVIGATE trial (www.NAVIGATEnash.com), titled “A Seamless Adaptive Phase 2b/3, Double-Blind, Randomized, Placebo-controlled Multicenter, International Study Evaluating the Efficacy and Safety of Belapectin for the Prevention of Esophageal Varices in NASH Cirrhosis,” completed randomization of 357 patients in February 2023 with top-line data expected from the Phase 2b portion in the fourth quarter of 2024, and is posted on www.clinicaltrials.gov (NCT04365868). Galectin-3 has a significant role in cancer, in making the tumor microenvironment resistant to immunological treatment, and the Company has supported a Phase 1b study in combined immunotherapy of belapectin and Keytruda in advanced melanoma and in head and neck cancers. This trial provided a strong rationale for moving forward into a Company-sponsored Phase 2 development program, which the company is exploring.

About Fatty Liver Disease with Advanced Fibrosis and Cirrhosis

Non-alcoholic steatohepatitis (NASH), a complication of fatty liver disease, has become a common disease of the liver with the rise in obesity and other metabolic diseases. NASH is estimated to affect up to 28 million people in the U.S. It is characterized by the presence of excess fat in the liver along with inflammation and hepatocyte damage in people who consume little or no alcohol. Over time, patients with NASH can develop excessive fibrosis, or scarring of the liver, and ultimately liver cirrhosis. It is estimated that as many as 1 to 2 million individuals in the U.S. will develop cirrhosis as a result of NASH, for which liver transplantation is the only curative treatment available. Approximately 9,000 liver transplants are performed annually in the U.S. There are no drug therapies approved for the treatment of liver fibrosis or cirrhosis.

About Galectin Therapeutics

Galectin Therapeutics is dedicated to developing novel therapies to improve the lives of patients with chronic liver disease and cancer. Galectin’s lead drug belapectin (formerly known as GR-MD-02) is a carbohydrate-based drug that inhibits the galectin-3 protein, which is directly involved in multiple inflammatory, fibrotic, and malignant diseases, for which it has Fast Track designation by the U.S. Food and Drug Administration. The lead development program is in non-alcoholic steatohepatitis (NASH) with cirrhosis, the most advanced form of NASH-related fibrosis. This is the most common liver disease and one of the largest drug development opportunities available today. Additional development programs are in treatment of combination immunotherapy for advanced melanoma and other malignancies. Advancement of these additional clinical programs is largely dependent on finding a suitable partner. Galectin seeks to leverage extensive scientific and development expertise as well as established relationships with external sources to achieve cost-effective and efficient development. Additional information is available at www.galectintherapeutics.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance, and use words such as “may,” “estimate,” “could,” “expect” and others. They are based on management’s current expectations and are subject to factors and uncertainties that could cause actual results to differ materially from those described in the statements. These statements include those regarding the hope that Galectin’s development program for belapectin will lead to the first therapy for the treatment of fatty liver disease with cirrhosis and those regarding the hope that our lead compounds will be successful in cancer immunotherapy and in other therapeutic indications. Factors that could cause actual performance to differ materially from those discussed in the forward-looking statements include, among others, that trial endpoints required by the FDA may not be achieved; Galectin may not be successful in developing effective treatments and/or obtaining the requisite approvals for the use of belapectin or any of its other drugs in development; the Company may not be successful in scaling up manufacturing and meeting requirements related to chemistry, manufacturing and control matters; the Company’s current clinical trial and any future clinical studies as modified to meet the requirements of the FDA may not produce positive results in a timely fashion, if at all, and could require larger and longer trials, which would be time consuming and costly; plans regarding development, approval and marketing of any of Galectin’s drugs are subject to change at any time based on the changing needs of the Company as determined by management and regulatory agencies; regardless of the results of any of its development programs, Galectin may be unsuccessful in developing partnerships with other companies or raising additional capital that would allow it to further develop and/or fund any studies or trials. Galectin has incurred operating losses since inception, and its ability to successfully develop and market drugs may be impacted by its ability to manage costs and finance continuing operations. Global factors such as coronavirus may continue to impact NASH patient populations around the globe and slow trial enrollment and prolong the duration of the trial and significantly impact associated costs.  For a discussion of additional factors impacting Galectin’s business, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, and subsequent filings with the SEC. You should not place undue reliance on forward-looking statements. Although subsequent events may cause its views to change, management disclaims any obligation to update forward-looking statements.

Company Contact:

Jack Callicutt, Chief Financial Officer
(678) 620-3186
ir@galectintherapeutics.com

Galectin Therapeutics and its associated logo is a registered trademark of Galectin Therapeutics Inc. Belapectin is the USAN assigned name for Galectin Therapeutics’ galectin-3 inhibitor belapectin (GR-MD-02).

Condensed Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(in thousands, except per share data)
Operating expenses:

Research and development	$7,371	$8,074	$16,170	$16,132
General and administrative	1,632	1,588	3,175	3,465
Total operating expenses	9,003	9,662	19,345	19,597
Total operating loss	(9,003)	(9,662)	(19,345)	(19,597)
Other income (expense):
Interest income	50	3	93	4
Interest expense	(650)	(229)	(1,110)	(456)
Change in fair value of derivative	489	275	(279)	504
Total other income	(111)	49	(1,296)	52
Net loss	$(9,114)	$(9,613)	$(20,641)	$(19,545)
Preferred stock dividends	(63)	(64)	(63)	(48)
Warrant modification
Net loss applicable to common stock	$(9,177)	$(9,677)	$(20,704)	$(19,593)
Basic and diluted net loss per share	$(0.15)	$(0.16)	$(0.35)	$(0.33)
Shares used in computing basic and diluted net loss per share	59,582	59,389	59,531	59,372

Condensed Consolidated Balance Sheet Data

	June 30, 2023	December 31, 2022
	(in thousands)
Cash and cash equivalents	$17,966	$18,592
Total assets	20,081	21,285
Total current liabilities	9,953	13,012
Total liabilities.	71,208	53,479
Total redeemable, convertible preferred stock	1,723	1,723
Total stockholders’ equity (deficit)	$(52,850)	$(33,917)

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